Exhibit 99.2

PEMEX PROJECT FUNDING MASTER TRUST

Offers to Exchange

U.S. $36,296,000 8.50% Notes due 2008,
U.S. $18,095,000 7.375% Notes due 2014 and
U.S. $47,085,000 8.625% Bonds due 2022,
which have been registered under

the Securities Act of 1933, as amended,
for
any and all outstanding
8.50% Notes due 2008,
7.375% Notes due 2014 and
8.625% Bonds due 2022
unconditionally guaranteed by

Petróleos Mexicanos

To:                              Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Upon and subject to the terms and conditions set forth in the prospectus, dated August [•], 2004 (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), Pemex Project Funding Master Trust (the “Issuer”) and Petróleos Mexicanos (the “Guarantor”), a decentralized public entity of the Federal Government of the United Mexican States, are making offers to exchange (the “Exchange Offers”) registered 8.50% Notes due 2008, registered 7.375% Notes due 2014 and registered 8.625% Bonds due 2022 (together, the “New Securities”) for any and all outstanding 8.50% Notes due 2008 (CUSIP 70645JAC6, ISIN US70645JAC62 (Restricted Global Note) and CUSIP 70645KAC3, ISIN US70645KAC36 (Regulation S Global Note)), 7.375% Notes due 2014 (CUSIP Nos. 70645JAJ1 and 70645JAM4, ISIN Nos. US70645JAJ16 and US70645JAM45 (Restricted Global Note) and CUSIP Nos. 70645KAJ8 and 70645KAM1, ISIN Nos. US70645KAJ88 and US70645KAM18 (Regulation S Global Note)) and 8.625% Bonds due 2022 (CUSIP 70645JAH5, ISIN US70645JAH59 (Restricted Global Bond); and CUSIP 70645KAH2, ISIN US70645KAH23 (Regulation S Global Bond)) (collectively, the “Old Securities”).  The Exchange Offers are being made voluntarily.  Holders participating in the Exchange Offers are required to pay an exchange fee of U.S. $5.00 for each U.S. $1,000 principal amount of Old Securities they exchange, which the Issuer will use to pay the expenses of the Exchange Offers.

We are requesting that you contact your clients for whom you hold Old Securities regarding the Exchange Offers.  For your information and for forwarding to your clients for whom you hold Old Securities registered in your name or in the name of your nominee, or who hold Old Securities registered in their own names, we are enclosing multiple sets of the following documents:

1.             Prospectus dated August [•], 2004;

2.             Letter of Transmittal relating to the 8.50% Notes due 2008, the 7.375% Notes due 2014 and the 8.625% Bonds due 2022 for your use and for the information of your clients; and

3.             A form of letter that may be sent to your clients for whose account you hold Old Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.

Your prompt action is requested.  The Exchange Offers will expire at 5:00 p.m., New York City time, on September [•], 2004 (the “Expiration Date”), unless extended by the Issuer.  The Old Securities tendered pursuant to the Exchange Offers may be withdrawn at any time before the Expiration Date, unless previously accepted by the Issuer.

Tenders of Old Securities for exchange pursuant to the Exchange Offers may be made only by book-entry transfer of the Old Securities to the account established by the Exchange Agent referred to below at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the Letter of Transmittal, all in accordance with the instructions set forth in the Letters of Transmittal and the Prospectus.

Additional copies of the enclosed material may be obtained from Deutsche Bank Trust Company Americas, as Exchange Agent, c/o DB Services Tennessee, Attention: Trust and Securities Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, Tennessee 37211, Telephone:  (800) 735-7777.